Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-3 (No. 333-278376) and the related Prospectus of RCM Technologies, Inc. of our report dated April 4, 2022, related to our audit of the consolidated financial statements of RCM Technologies, Inc. as of January 1, 2022 and for the year then ended, which report appears in the Annual Report on Form 10-K of RCM Technologies, Inc. for the year ended December 30, 2023.

We also consent to the reference to us under the heading “Experts” in the Prospectus constituting a part of this Registration Statement.

/s/ Macias Gini & O’Connell LLP

San Diego, California

April 22, 2024